Exhibit 99.B(m)(1)(b)

SCHEDULE I
TO THE DISTRIBUTION AND SERVICE PLAN
CLASS R SHARES (formerly Class G Shares)
DATED DECEMBER 11, 1998
AND AMENDED AND RESTATED
AS OF FEBRUARY 20, 2013
OF THE VICTORY PORTFOLIOS

This Plan shall be adopted with respect to Class R Shares of the following Funds of Victory Portfolios:

		Rate*
1.	Victory Balanced Fund	0.50%
2.	Victory Diversified Stock Fund	0.50%
3.	Victory INCORE Fund for Income	0.25%
4.	Victory Integrity Discovery Fund	0.50%
5.	Victory Munder Index 500 Fund	0.50%
6.	Victory Munder Mid-Cap Core Growth Fund	0.50%
7.	Victory Munder Multi-Cap Fund	0.50%
8.	Victory NewBridge Global Equity Fund	0.50%
9.	Victory NewBridge Large Cap Growth Fund	0.50%
10.	Victory Special Value Fund	0.50%
11.	Victory Sycamore Established Value Fund	0.50%
12	Victory Sycamore Small Company Opportunity Fund	0.50%
13.	Victory Integrity Small-Cap Value Fund	0.50%

Current as of December 2, 2015

*                                         Expressed as a percentage of the average daily net assets of each Fund attributed to its Class R Shares.

VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo II
	Name:	Michael Policarpo II
	Title:	President